UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2022

HEARTCORE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41272	87-0913420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan

(Address of principal executive offices)

+81-3-6409-6966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HTCR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 6, 2022, HeartCore Enterprises, Inc. (the “Company”) entered into that certain Share Exchange and Purchase Agreement (the “Sigmaways Agreement”), dated as of September 6, 2022, by and among the Company, Sigmaways, Inc. (“Sigmaways”) and Prakash Sadasivam (the “Seller”).

Pursuant to the terms of the Sigmaways Agreement, the Company agreed to acquire from the Seller, and the Seller agreed to sell to the Company, 229,500 shares of stock of Sigmaways, representing 51% of Sigmaways’ outstanding shares (the “Acquisition”). In exchange therefor, the Company agreed to (i) issue to the Seller 2,000,000 shares of the Company’s common stock; (ii) pay to the Seller cash consideration initially expected to be $1,000,000; provided that the final number of shares of Company common stock and the final cash consideration each will be jointly determined by the parties prior to the closing of the Acquisition (the “Closing”) based on the valuation of Sigmaways as of the Closing; and (iii) issue to the Seller a warrant to acquire 1,500,000 shares of the Company’s common stock (the “Warrant”). The per share exercise price of the Warrant will be the VWAP for the Company’s common stock calculated as of the last trading day prior to the Closing date.

In addition, at the Closing, the Company will acquire from Sigmaways additional shares of Sigmaways stock (the “Additional Shares”) to be issued as newly issued shares, for a total investment of $2,000,000. The valuation of Sigmaways as of immediately prior to the Closing, and therefore the number of shares of Sigmaways stock which will constitute the Additional Shares will be jointly determined and agreed by the parties prior to Closing. Prior to Closing, Sigmaways will amend its articles of incorporation to increase the authorized number of shares of Sigmaways stock to a number sufficient that the Additional Shares may be validly issued to the Company.

At the Closing, two persons designated by the Company will be named to Sigmaways’ Board of Directors, and the sole other member of the Sigmaways Board of Directors will be the Seller. In addition, at the Closing, the Seller will be named to the Company’s Board of Directors. At the Closing, Sigmaways will enter into an employment agreement with the Seller and such other persons if agreed upon by the parties.

The Sigmaways Agreement contains certain covenants, representations and warranties customary for an agreement of this type. In addition, the Closing is subject to the satisfaction or waiver of certain conditions, including, but not limited to, the following: (i) the parties shall have agreed, in each party’s sole discretion, on the valuation of Sigmaways as of the Closing, the resulting cash purchase price and the number of Additional Shares to be acquired by the Company pursuant to the terms of the Sigmaways Agreement; (ii) the Paycheck Protection Program Loan received by Sigmaways shall have been forgiven.

The Sigmaways Agreement may be terminated at any time prior to the Closing as follows:

●	By mutual written consent of all parties;
●	By the Seller and Sigmaways, acting jointly, or by the Company, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions that are the subject of the Sigmaways Agreement;
●	By the Company if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Sigmaways or the Seller and such breach has not been cured as set forth in the Sigmaways Agreement;

●	By the Seller and Sigmaways, acting jointly, if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company and such breach has not been cured as set forth in the Sigmaways Agreement;
●	By either the Seller and Sigmaways, acting jointly, or by the Company, if the Closing has not occurred by December 31, 2022; or
●	By the Company if, its sole discretion, at any time prior to the Closing, the Company determines that its due diligence review of Sigmaways is not satisfactory to the Company.

The foregoing description of the Sigmaways Agreement is qualified in its entirety by reference to the Sigmaways Agreement, a copy of which is filed as Exhibit 10.1 and which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 8, 2022, the Company issued a press release announcing entry into the Sigmaways Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Exchange and Purchase Agreement, dated as of September 6, 2022, by and among the registrant, Sigmaways, Inc. and Prakash Sadasivam.

99.1	Press release of the registrant issued on September 8, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTCORE ENTERPRISES, INC.

Dated: September 8, 2022	By:	/s/ Sumitaka Yamamoto
	Name:	Sumitaka Yamamoto
	Title:	Chief Executive Officer